EXHIBIT 16.1

Established 1926 Von Karman Towers 18201 Von Karman Ave., Suite 1060 Irvine, CA 92612 Tel: (949) 271-2600 Fax: (949) 660-5681 www.windes.com Other Offices: Long Beach Torrance Los Angeles

July 25, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4.01, and are in agreement with the statements as they relate to our firm being made by Tongji Healthcare Group, Inc. (the “Company”) in Item 4.01 of its amendment No. 1 to Form 8-K dated July 25, 2011, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with the other statements contained therein.

/s/ Windes & McClaughry Accountancy Corporation